Exhibit 10.1

CONSULTING AGREEMENT 2-06

New York                          January 16, 2007

This Agreement is made on January 16, 2007, by and between Siberian Energy Group Inc., a State of Nevada incorporated company, with the address of 275 Madison Avenue, 6th floor, New York, NY 10016, and a Consulting Firm “Business-Standard”, a Moscow, Russia incorporated company, with the address of 107120, Russia, Moscow, Nastavnichesky pereulok #17, unit 1.

In this Agreement, the party who is contracting to receive services shall be referred to as the "Company", and the party who will be providing the services shall be referred to as the "Consultant".

WHEREAS the Consultant has expertise in management, marketing, financial, and legal consulting,

WHEREAS the Consultant and the Company have previously signed the Consulting Agreement effective March 15, 2006 and the Company is desirous of having extended consulting services by the Consultant for year 2007,

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. The Consultant shall provide the following services (collectively, the "Services"): General management, public market, financial and legal consulting services, which will include, but not be limited to, specific tasks and projects as will be determined from time to time by the board of directors of the Company.
These consulting services will include:

-	investigating financing opportunities in private and public markets, including the territory of Russian Federation;
-	assisting in the establishment of the Company's day to day business management;
-	interfacing with the Company’s shareholders and strategic partners;
-	assisting in negotiations with potential investment partners and strategic partners in merger opportunities according to SEG instructions;
-	publicizing latest Company activities and undertakings to the Company’s shareholders as the Company deems material and appropriate;
-	assisting in the preparation of the company's Business Plan, Private Placement Memorandum and other documentation necessary for the solicitation of loans and investment funds for the Company;
-
assisting in acquisition by the Company’s investee of new geological exploration or production licenses on the territory of Russia, Western Siberia region, legal guidance and consultations throughout the entire process, up until the Client receives title to the license.

2.     PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by the Consultant shall be determined by the Consultant. The Company will rely on the Consultant to work as many hours as may be reasonably necessary to fulfill the Consultant's obligations under this Agreement.

3.       FEES. In consideration of the Services to be provided by the Consultant hereunder, the Company agrees to reimburse the Consultant with a consulting fee of US$15,000 per month starting January of 2007.

4.     GRANT OF SHARES In addition to cash consideration described in item 3 above the Company agrees to issue 200,000 restricted common shares of Siberian Energy Group Inc. as a signing bonus for 2007 services.

Additionally, in connection with successful acquisition by the Company of the Russian-based “Kondaneftegaz LLC”, operating in the Khanty-Mansiysk region of Russian Federation, the Consultant will be awarded with Company’s restricted shares of common stock in amount of 200,000 shares.

5.     EXPENSE REIMBURSEMENT. The Company shall pay all reasonable "out-of-pocket" expenses, including but not limited to travel and accommodations, with the prior approval of the Company’s Chief Executive Officer required.

7.     SUPPORT SERVICES. The Company will provide to the Consultant all the necessary documentation, as the Company deems relevant and appropriate, required in the efforts to distribute information about and solicit investments in the Company, including but not limited to a Business Plan and a Private Placement Memorandum and will cooperate with the Consultant in keeping all the existing and potential stakeholders informed of the Company’s up-to-date operational and legal standing.

8.     COMPANY APPROVAL. The Consultant and the Company recognize that the Consultant's Services will include approaching individuals and institutions that the Company already has had contact with or declines to entertain. The Consultant shall provide information to the Company prior to approaching any individuals and institutions and obtain the approval of the Company’s Chief Executive Officer.

9.     TERM/TERMINATION. This Agreement shall be for a period of twelve months, ending on December 31, 2007. It shall automatically be renewed for a further twelve months unless terminated by either party fifteen days prior to the end of the term of the contract.

10.     RELATIONSHIP OF PARTIES. It is understood by the parties that the Consultant is an independent contractor with respect to the Company, and not an employee of Siberian Energy Group Inc. The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit.

11.  DISCLOSURE. The Consultant is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of the Company’s management and shareholders.

12.  EMPLOYEES. The Consultant's associates, if any, who perform services for the Company under this Agreement shall also be bound by the provisions of this Agreement.

13.  INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Consultant from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against the Consultant that result from the acts or omissions of the Company.

14.  ASSIGNMENT. The Consultant's responsibility under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of the Company’s board of directors.

15.  CONFIDENTIALITY. The Company recognizes that the Consultant has and will have proprietary information (collectively, "Information") which are valuable, special and unique assets of the Company and need to be protected from improper disclosure to unrelated parties. In consideration for the disclosure of the Information, the Consultant agrees that it will not at any time or in any manner, either directly or indirectly, use any Information for its own benefit, or divulge, disclose, or communicate in any manner any Information to any external party without the prior written consent of the Company. The Consultant will protect the Information and treat it as strictly confidential.

16.  CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

17.  NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for the Company:                             Siberian Energy Group Inc.
275 Madison Ave., 6th floor,
New York, NY 10016
Attn: Chief Executive Officer

IF for the Consultant:                          LLC “Business-Standard”
107120, Ð ññèÿ, Ì ñêâà,
Íàñòàâíè÷åñêèé ïåð., ’.17, ñòð.1

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

18.  ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

19.  AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

20.  SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

21.  WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22.  APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

Party receiving services:
Siberian Energy Group Inc.

By: _David Zaikin__________                      /s/ David Zaikin
Chief Executive Officer__

Party providing services:
Consulting Firm “Business-Standard”

By: _Igor Ryabokon_________                    /s/ Igor Ryabokon
       _Director_______________